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                                                                    EXHIBIT 10.1



                       SOUTHEAST COMMERCE HOLDING COMPANY
                        100 GALLERIA PARKWAY, SUITE 400
                             ATLANTA, GEORGIA 30339




Louis J. Douglass, III
4931 Mill Stream Court
Dunwoody, Georgia 30338

Dear Lou:

      We are pleased to propose this LETTER OF AGREEMENT (this "Agreement") dated as of November 18, 1997, to be entered into between Southeast Commerce Holding Company, a Georgia corporation (the "Employer" or the "Company") which is the proposed thrift holding company for Commerce Bank (Proposed), a proposed thrift (the "Thrift"), and Louis J. Douglass, III, an individual resident of Georgia (the "Executive").

      The Employer is in the process of organizing the Thrift, and the Executive has agreed to serve as President and Chief Executive Officer of the Thrift. Upon organization of the Thrift, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Thrift and that the Thrift will assume the duties of the Company hereunder (except pursuant to Section 3). Following such assignment, the term "Employer" as used herein from time to time shall refer to the Thrift.

      The Employer recognizes that the Executive's contribution to the growth and success of the Thrift during its organization and initial years of operations will be a significant factor in the success of the Thrift. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Thrift and promote the best interests of the Thrift and its shareholders. The Executive is willing to serve the Employer (and, after assignment of this Agreement, the Thrift) on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 14 hereof.

      In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Thrift upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Thrift's Bylaws or assigned by the Company's or the Thrift's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Thrift policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Thrift.



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      2.    Term. Unless earlier terminated as provided herein, the Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three years, with an annual review for renewal, which may be extended for additional time periods by mutual agreement of the Executive and the Employer.

      3.    Compensation and Benefits.

      (a) The Employer shall pay the Executive a salary at a rate of not less than $110,000 per annum in accordance with the salary payment practices of the Employer. The Executive shall also receive a $15,000 cash bonus on the opening date of the Thrift.

      (b) The Executive shall participate in any retirement, welfare, deferred compensation, life and health insurance, and other benefit plans or programs of the Employer now or hereafter applicable to the Executive or applicable generally to employees of the Employer.

      (c) On the date of the closing of the stock offering for the initial capitalization of the Thrift, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase 10,000 shares of Common Stock. The option will be represented by a separate stock option agreement which will provide that the option will vest over a three-year period (4,000 shares on the first anniversary of the opening date of the Thrift and 3,000 shares on the second and third anniversary, so long as the Executive is still employed by the Employer on each anniversary). However, the option agreement will also provide that if the Executive's employment is terminated for any reason other than for Cause, then the options will vest in full immediately upon such termination.

      (d) Beginning on the date of this Agreement, the Company shall provide the Executive with a monthly automobile allowance not to exceed $600 per month. In addition, the Employer shall pay the dues pertaining to the Executive's membership in an area country club in an amount to be agreed upon by the parties.

      (e) Beginning on the date of this Agreement, the Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

      4.    Termination.

      (a) Notwithstanding the Term of this Agreement, the Employer has the right to terminate this Agreement at any time in accordance with this Section 4.

      (b) If the Employer terminates the Executive's employment under this Agreement prior to the end of the Term for any reason other than Cause, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for twelve months from the date of termination, plus any bonus earned or accrued through the date of termination.

      (c) If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses



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through the end of the month during which death occurred, plus any bonus earned or accrued under the through the date of death.

      (d) If the Executive's employment is terminated for Cause, or if the Executive resigns, the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

      (e) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

      (f) In the event that the Executive's employment is terminated for any reason, the Executive shall (and does hereby) tender his resignation as a director of the Employer and effective as of the date of termination.

      (g) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C.
Section 1828(k) and any regulations promulgated thereunder.

      5. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. As provided by Georgia statutes, "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that:
(i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      6. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 5 and 6 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

      7. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents,



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notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, employee shall certify in writing compliance with the foregoing requirement.

      8.    Restrictive Covenants.

      (a) No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory and with whom the Executive has had material contact.

      (b) No Recruitment of Personnel. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

      (c) Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory.

      9. Independent Provisions. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 8(a), 8(b), and 8(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities



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by Section 8 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

      10. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

      11. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

      12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of Georgia.

      13. Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 8(a), 8(b), or 8(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

      14.   Certain Definitions.

      (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

      (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.




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      (c) "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation),
(B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure.

      (d) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

      (e) "Territory" shall mean a radius of ten miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

      15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.









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         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                                   SOUTHEAST COMMERCE HOLDING COMPANY

ATTEST:


By:     /s/ Tammy A. Boleman       By: /s/ Richard A. Parlontieri
     -----------------------          ----------------------------------
     Name:  Tammy A. Boleman          Name: Richard A. Parlontieri
     Title:                           Title: Chief Executive Officer

         (CORPORATE SEAL)


                                                EXECUTIVE


                                                By: /s/ Louis J. Douglass, III
                                                    ----------------------------
                                                Name:   Louis J. Douglass, III










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